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
                                  Exhibit 12.1
                    Equipment Leasing Corporation of America
                      Statement re:  Computation of Ratios
                                                     Fiscal Years Ended April 30,             Three Months Ended July 31,
                                   1996         1995        1994          1993         1992         1996         1995
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Rent Expense                 $    4,046   $    3,899   $    3,804   $    3,754   $    3,737   $    1,009   $      955

 x.30 (A)                           x.3          x.3          x.3          x.3          x.3          x.3          x.3
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Assumed Fixed Charges
 Included in Rent Expense         1,214        1,170        1,141        1,126        1,121          303          287

Preferred Dividend Requirements      ---          ---          ---          ---          ---          ---          ---

Interest Expense (B)          1,446,802    1,380,989    1,626,408    1,380,546    1,060,579      369,877      371,134
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Fixed Charges           1,448,016    1,382,159    1,627,549    1,381,672    1,061,700      370,180      371,421

Plus:  Pre-Tax Income (Loss)   (701,713)    (481,794)    (198,906)    (226,801)     166,191     (252,855)     (48,342)
                             -----------   ----------   ----------   ----------   ----------   ----------   ----------
Pre-Tax Income (Loss) Plus
 Fixed Charges               $  746,303   $  900,365   $1,428,643   $1,154,871   $1,227,891   $  117,325   $  323,079
Pre-Tax Income (Loss) Plus   -----------   ----------   ----------   ----------   ----------   ----------   ----------
 Fixed Charges divided
 by Fixed Charges (rounded)         .52          .65          .88          .84         1.16          .32          .87

(A) Assumed percentage of interest included in rental expense.

(B) ELCOA's amortization of deferred registration costs related to its offer and sale of Demand, Fixed Rate, and Money
Market Thrift Certificates are also included in the amounts of $64,380, $66,498 $63,370, $60,000, and $52,411 for the
fiscal years ended April 30, 1996, 1995, 1994, 1993, and 1992, respectively, and $16,033 and $16,218 for the three month periods ended July 31, 1996 and 1995, respectively.
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